Exhibit 10.6

CODIAK BIOSCIENCES, INC.

EXECUTIVE SEVERANCE PLAN

The Executive Severance Plan is issued by Codiak BioSciences, Inc. (the “Company”). Capitalized but undefined terms are defined in Section 7 below. This Plan shall become effective upon the closing of the Company’s initial public offering (“Effective Date”).

1.    Severance Eligibility. The Executive is eligible for severance compensation hereunder if the Executive occupies one of the following positions at the Company: Chief Executive Officer, President, Chief Financial Officer, Chief Business Officer, Chief Legal Officer, Executive Vice President or Senior Vice President.

2.    Severance Benefits.

(a)    Termination by the Company Without Cause or by the Executive with Good Reason Outside of the Sale Event Period. If the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason, in either case outside of the Sale Event Period, then, subject to the Release Requirement, (i) the Company shall pay the Executive a cash amount equal to twelve (12) months of the Executive’s annual base salary in effect on Termination Date (but not including any diminution of base salary in the event of a Good Reason termination under subsection (ii) of the Good Reason definition) (the “Severance Pay”); (ii) the Company shall pay the Executive a prorated bonus for the year in which the Termination Date occurs, which prorated amount shall be calculated by assuming such bonus is awarded at target and then prorating such bonus based on when in the year the Termination Date occurs (the “Bonus Payment”); and (iii) subject to the Executive’s election of and eligibility for COBRA rights and copayment of the employee portion of applicable premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA as if the Executive has remained employed; provided that the Company’s obligation to pay such premium amounts shall cease upon the earliest of: 12 months after the Termination Date, the date of Executive’s eligibility for group health insurance from another employer, or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility.

(b)    Termination by the Company Without Cause or by the Executive with Good Reason Within the Sale Event Period. If, within the Sale Event Period, the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason, then, subject to the Release Requirement, (i) the Company shall pay the Executive a cash amount equal to twelve (12) months of the Executive’s annual base salary (eighteen (18) months for the CEO) in effect on Termination Date (but not including any diminution of base salary in the event of a Good Reason termination under subsection (ii) of the Good Reason definition) (the “Severance Pay”); (ii) the

Company shall pay the Executive a cash payment equal to one times the Executive’s target bonus (one and one half (1.5) times for the CEO) for the year in which the Termination Date occurs (the “Bonus Payment”); (iii) subject to the Executive’s election of and eligibility for COBRA rights and copayment of the employee portion of applicable premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA as if the Executive has remained employed; provided that the Company’s obligation to pay such premium amounts shall cease upon the earliest of: 12 months (18 months for the CEO) after the Termination Date, the Executive’s eligibility for group health insurance from another employer, or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility; and (iv) all of the Executive’s unvested time-based equity awards that were granted after the Effective Date shall immediately accelerate and become fully exercisable or nonforfeitable. as of the later of (i) the Termination Date and (ii) the effective date of the Release; provided that any termination or forfeiture of the unvested portion of such time-based equity awards that would otherwise occur on the Termination Date in the absence of this Plan will be delayed until the effective date of the Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Release becoming fully effective within the time period set forth therein.

(c)    The Severance Pay and Bonus Payment shall be paid out in a lump sum beginning on the first payroll date that occurs after the effective date of the Release as practicable, and in no event later than 30 days after the effective date of the Release.

(d)    A termination of the Executive’s employment due to the Executive’s death, or by the Company due to the Executive’s Disability, shall not constitute a termination without Cause, and in the event of such termination the Executive shall not otherwise be eligible for any severance compensation hereunder.

(e)    To avoid doubt, and notwithstanding anything herein to the contrary, Sections 2(a) and 2(b) of this Plan are mutually exclusive and in no event shall the Executive be entitled to payments or benefits under both Sections 2(a) and 2(b).

3.    Administration, Amendment and Interpretation. This Plan shall be interpreted and administered by the Company’s Board of Directors (including any committees thereof, the “Board”) and as may be properly delegated. All interpretations, decisions, and determinations by the Board shall be final, binding, and conclusive upon all parties, including but not limited to the Board, the Company and the Executive. The Board shall have the sole and exclusive authority and discretion to interpret this Plan and to make any other decisions and determinations that it believes necessary or advisable for the administration of this Plan.

4.    At-Will Employment. Nothing shall be construed to affect the at-will nature of the employment relationship between the Executive and the Company.

5.    Certain Definitions.

(a)    “Cause” is defined in the Equity Plan.

(b)    “Closing Date” means the date of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(c)    “Disability” means that the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether the Executive is disabled and therefore unable to perform the essential functions of the Executive’s position with or without reasonable accommodation, the Company may request the Executive to submit to the Company a certification by a physician selected by the Company as to whether the Executive is so disabled or how long such disability is expected to continue. Such certification shall for the purposes of this Plan be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(d)    “Equity Plan” means the Codiak 2020 Equity and Incentive Plan as amended from time to time.

(e)    “Good Reason” means that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following “Good Reason Conditions”: (i) a material reduction in the Executive’s duties or responsibilities; (ii) a material reduction in the Executive’s Base Salary or target annual cash incentive compensation opportunity, except for across-the-board reductions similarly affecting all or substantially all senior management employees of the Company or (iii) the Company relocating the Executive’s workplace to a location greater than fifty (50) miles from the Executive’s workplace immediately prior to such relocation.

(f)    “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days after the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)    “Release Requirement” means the Executive signing and not revoking a separation and release agreement in a form provided by the Company (the “Release”) within the time period required in the Release but in no event later than 30 days following the Termination Date (or 60 days in the event of a group layoff under the Older Workers’ Benefits Protection Act).

(h)    “Sale Event” is defined in the Equity Plan.

(i)    “Sale Event Period” means the 3 months immediately prior to or the 12 months immediately following a Sale Event.

(j)    Termination Date” means the last day of the Executive’s employment with the Company.

6.    Assignment and Transfer by the Company; Successors. The Company shall have the right to assign and/or transfer this Plan to any person or entity, including without limitation the Company’s affiliates and any purchaser of any of the Company’s (or its affiliates’) equity or assets. The Executive expressly consents to such assignment and/or transfer. This Plan shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

7.    Taxes. All payments made, and benefits provided, by the Company to the Executive under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.    Additional Limitations

(a)    Section 409A. To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If you are a “specified employee” within the meaning of Section 409A, to the extent required to avoid the imposition of the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code by Section 409A, payment will not be made to you before the date which is six months after your “separation from service” (or, if earlier, your date of death) unless the payment qualifies as excepted welfare benefits under Section 409A, does not constitute a “deferral of compensation” under Section 409A or is otherwise not subject to the requirements of Section 409A. To the extent any terms of this Plan require interpretation, such interpretation shall, to the extent possible, be consistent with the requirements of Section 409A to avoid the imposition of the additional tax imposed by Section 409A.

(b)    Section 280G.

(i)    Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 10(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (taking into consideration only the state and local taxes on the Aggregate Payments as well as any on the payments of other Company income).

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 10(b)(i) shall be made by a nationally recognized accounting or consulting firm selected by the Company (the “Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9.    Survival. The provisions of this Plan shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

Description	This document describes a Plan which is subject to the Employee Retirement Income Security Act of 1974 (ERISA). This document constitutes the Summary Plan Description (SPD) and Plan Document. Benefit determinations are controlled exclusively by this SPD and Plan Document.

Name of Plan	Severance Plan for U. S. Executive Officers

Name and Address of Employer	Codiak BioSciences 35 CambridgePark Drive, Suite 500 Cambridge, Massachusetts 02140

Plan Identification Number	Employer IRS Identification #: Plan #: To be assigned

Type of Welfare Plan	Severance

ERISA Plan Year Ends	December 31

Type of Administration	The Plan is administered by the Plan Administrator

Plan Administrator, Name, Address, and Telephone Number

Codiak BioSciences Inc. is the Plan Administrator and named fiduciary of the Plan, with authority to delegate its duties.

Codiak

35 CambridgePark Drive, Suite 500

Cambridge, Massachusetts 02140

(617) 949-XXXX

Agent for Service of Legal Process on the Plan	Codiak BioSciences 35 CambridgePark Drive, Suite 500 Cambridge, Massachusetts 02140

Funding	This Plan is unfunded

Appeal Procedures

You have 180 days from your effective date of termination to file an appeal. Requests for appeals should be sent to the address specified in the claim denial. A decision on review will be made not later than 45 days following receipt of the written request for review. If the Plan Administrator determines that special circumstances require an extension of time for a decision on review, the review period may be extended by an additional 45 days (90 days in total). The Plan Administrator will notify you in writing if an additional 45 day extension is needed.

If an extension is necessary due to your failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and you will be afforded at least 45 days to provide the specified information. If you deliver the requested information within the time specified, the 45 day extension of the appeal period will begin after you have provided that information. If you fail to deliver the requested information within the time specified, the Plan Administrator may decide your appeal without that information.

You will have the opportunity to submit written comments, documents, or other information in support of your appeal. You will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of the adverse benefit determination will take into account all new information, whether or not presented or available at the initial determination. No deference will be afforded to the initial determination.

The review will be conducted by the Plan Administrator and will be made by a person different from the person who made the initial determination and such person will not be the original decision maker’s subordinate.

A notice that your request on appeal is denied will contain the following information:

•  The specific reason(s) for the determination;

•  A reference to the specific Plan provision(s) on which the determination is based;

•  A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or a statement that such information will be provided free of charge upon request);

•  A statement describing your right to bring a lawsuit under Section 502(a) of ERISA if you disagree with the decision;

•  The statement that you are entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and

•  The statement that “You or your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency”.

Notice of the determination may be provided in written or electronic form. Electronic notices will be provided in a form that complies with any applicable legal requirements.

Unless there are special circumstances, this administrative appeal process must be completed before you begin any legal action regarding your claim.

Your Rights Under ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•  Receive Information About Your Plan and Benefits

•  Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description.

•  The Plan Administrator may make a reasonable charge for the copies.

•  Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•  Prudent Actions by Plan Fiduciaries

•  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

•  Enforce Your Rights

•  If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

•  Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

•  If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if, for example, it finds your claim is frivolous.

•  Assistance with Your Questions

•  If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Other Rights	The Plan Administrator, as fiduciary for the Plan, is entitled to legal and equitable relief to enforce its right to recover any overpayments to you under this Plan. This right of recovery is enforceable but will not exceed the benefits paid you. You agree that the Plan Administrator has a lien over such sources of income until any overpayments have been recovered in full.

Discretionary Acts

The Plan Administrator has discretionary authority to interpret the Plan and to make benefit determinations under the Plan. The Plan Administrator may act directly or through its employees and agents or further delegate their authority through contracts, letters or other documentation or procedures to other affiliates, persons or entities.

Once you are deemed to have exhausted your appeal rights under the Plan, you have the right to seek court review under Section 502(a) of ERISA of any benefit determinations with which you disagree. The court will determine the standard of review it will apply in evaluating those decisions.